Exhibit 2.10

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CYPRESS SEMICONDUCTOR CORPORATION

SP ACQUISITION CORPORATION

AND

SUNPOWER CORPORATION

Dated as of June 30, 2004

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TABLE OF CONTENTS
(continued)

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INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit	Description
Exhibit A	Agreement of Merger
Exhibit B	Amended and Restated Articles of Incorporation of Surviving Corporation
Exhibit C	Legal Opinion of Company Counsel

SCHEDULES

Schedule	Description
Schedule 6.3(k)	Third Party Consents

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AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of June 30, 2004 by and among Cypress Semiconductor Corporation, a Delaware corporation (“Parent”), SP Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SunPower Corporation, a California corporation (the “Company”).

RECITALS

     A. The boards of directors of each of the Company, Parent and Merger Sub believe it is advisable and in the best interests of each company and their respective shareholders that Parent acquire the outstanding stock of the Company not already held by Parent through the statutory merger of Merger Sub with and into the Company (the “Merger”) in accordance with the terms and conditions of this Agreement and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding shares of common stock of the Company shall be converted solely into the right to receive shares of common stock, $0.01 par value per share, of Parent (“Parent Common Stock”) and (ii) all of the issued and outstanding shares of Series One Preferred Stock of the Company shall remain outstanding as shares of Series One Preferred Stock of the Surviving Corporation (as defined below).

     C. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

     D. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE I

THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law (“California Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. local time as promptly as practicable, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are not to be satisfied or waived until the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another date, place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger and the accompanying officer’s certificates, each in substantially the form attached hereto as Exhibit A (the “Agreement of Merger”), with the California Secretary of State in accordance with the applicable provisions of California Law (the time of filing with the California Secretary of State being referred to herein as the “Effective Time”).

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     1.4 Articles of Incorporation; Bylaws.

          (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of the Company, as amended and restated in the form attached hereto as Exhibit B, to be filed at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with California Law and as provided in such Articles of Incorporation.

          (b) Unless otherwise determined by Parent prior to the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with California Law and as provided in the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     1.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, T.J. Rodgers, Christopher Seams and Tom Werner shall be the directors of the Surviving Corporation, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of California Law and the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

     1.6 Merger Consideration.

          (a) Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

          “Average Closing Price” means the average closing price of a share of Parent Common Stock as reported by the New York Stock Exchange for the twenty (20) trading days ended on and inclusive of the second trading day before the Effective Time.

          “Company Capital Stock” means the shares of capital stock of the Company, including the Company Common Stock and the Company Preferred Stock.

          “Company Common Stock” means shares of common stock of the Company, no par value per share.

          “Company Convertible Notes” means all outstanding notes that may be converted pursuant to the terms thereof into shares of Company Capital Stock, other than any such notes held by Parent.

          “Company Convertible Securities” means Company Options, Company Warrants, the Company Convertible Notes and any other rights (other than Company Preferred Stock) to acquire or receive shares of Company Capital Stock, other than any convertible notes or warrants held by Parent.

          “Company Options” means all issued and outstanding options to purchase or otherwise acquire newly issued shares of Company Capital Stock, whether vested or not, but shall not include Company Warrants or any warrants held by Parent.

          “Company Preferred Stock” means shares of preferred stock of the Company, no par value per share.

          “Company Restricted Stock” means any shares of Company Capital Stock that are unvested or subject to a repurchase option, risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other agreement with the Company.

          “Company Shareholders” means holders of any shares of Company Capital Stock immediately prior to the Effective Time.

          “Company Warrants” means all outstanding warrants to purchase or otherwise acquire newly issued shares of Company Capital Stock, whether or not vested, including the warrants issued pursuant to the Company’s Note and Warrant Purchase Agreement, dated April 9, 2001, but shall not include Company Options or any warrants held by Parent.

          “Conversion Ratio” means the ratio obtained by dividing (x) $1.65 by (y) the Average Closing Price.

          As used herein, “cash,” “$,” and “dollars” each mean U.S. dollars.

          (b) Conversion of Company Capital Stock.

               (i) Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall at the Effective Time remain outstanding as one share of Series One Preferred Stock of the Surviving Corporation.

               (ii) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares of Company Common Stock owned by Parent or Merger Sub) shall be converted at the Effective Time into the right to receive a number of fully paid and nonassessable shares of Parent Common Stock equal to the Conversion Ratio.

          (c) Adjustments to Parent Common Stock. The number of shares of Parent Common Stock issuable upon the conversion of Company Capital Stock pursuant to Section 1.6(b) shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock, reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock after the date hereof and prior to the Effective Time.

          (d) Fractional Shares. No fractional share of Parent Common Stock shall be issued in the Merger. In lieu thereof, any fractional share (after aggregating all fractional shares of Parent Common Stock to be received by each holder) shall be rounded to the nearest whole share of Parent Common Stock (with 0.5 being rounded up).

          (e) Merger Sub-Owned and Company-Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Company Capital Stock owned by Merger Sub, the Company or any direct or indirect wholly-owned subsidiary thereof, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (f) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of class A common stock of the Surviving Corporation.

     1.7 Dissenting Shares for Holders of Company Capital Stock.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive shares of Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

          (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive shares of Parent Common Stock as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

          (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to California Law and received by the Company and (ii) the opportunity to participate in all negotiations and Proceedings with respect to demands for appraisal under California Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

     1.8 Surrender of Certificates.

          (a) Exchange Agent. The transfer agent of Parent (or another entity selected by Parent) shall serve as exchange agent (the “Exchange Agent”) in the Merger.

          (b) Parent to Provide Parent Common Stock. Promptly after the Closing, Parent shall deliver to the Exchange Agent for exchange in accordance with this Article I certificates representing shares of Parent Common Stock sufficient to exchange all outstanding shares of Company Common Stock.

          (c) Exchange Procedures. Promptly after the Closing, Parent shall cause to be mailed to each Company Shareholder (i) a letter of transmittal (which shall be in such form and contain such provisions as Parent shall reasonably determine and which shall specify that delivery shall be effected, and risk of loss and title to the certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”) whose shares are converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, shall pass, only upon delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing the shares of Parent Common Stock to which such Company Shareholder is entitled pursuant to Section 1.6. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, such Company Shareholder shall be entitled to receive, and the Exchange Agent shall deliver in exchange therefor, certificates representing the shares of Parent Common Stock, and the Company Certificate so surrendered shall forthwith be canceled.

          (d) Transfers of Ownership. If any portion of the shares of Parent Common Stock is to be issued to any person other than the person(s) in whose name(s) the Company Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer to the person who shall receive such shares of Parent Common Stock and that the person(s) requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of such shares of Parent Common Stock or payment of such cash other than to the registered holder(s) of the Company Certificate surrendered.

          (e) Lost, Stolen or Destroyed Certificates. If any Company Certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver the shares of Parent Common Stock in exchange for such lost, stolen or destroyed Company Certificates, upon the delivery by the holder thereof of an affidavit of that fact by the holder thereof containing customary indemnification provisions satisfactory to Parent.

          (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither Parent nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock issued to the holders of Company Common Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to shares of Company Common Stock outstanding prior to the Effective Time, and there shall be no further registration of transfers on the records of Parent of shares of Company Common Stock that were outstanding prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Article I.

          (h) Withholding Taxes. The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (i) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     1.9 Tax Consequences. The parties hereto intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the applicable section and paragraph numbers of this Article II) delivered herewith by the Company to Parent (the “Company Disclosure Letter”), the Company represents and warrants to Parent that the following are true and correct as of the date hereof and shall be true and correct as of the Effective Time except where expressly stated to be true as of a specified date prior to the Effective Time, in which case it shall, as of the Effective Time, continue to be true and correct as of such specified date:

     2.1 Organization of the Company. The Company is duly organized, validly existing and in good standing under the laws of the State of California. The Company has the power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would be material to the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. The Company has delivered a true, correct and complete copy of its charter documents (including its Articles of Incorporation and Bylaws), as amended to date, to Parent. The Company does not have, and has never had, any subsidiaries and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interests in, or control, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

     2.2 Company Capital Structure.

          (a) As of the date hereof, the authorized capital stock of the Company consists of: (i) 45,350,000 shares of authorized Company Common Stock, of which 8,422,721 shares are issued and outstanding, and (ii) 33,650,000 shares of authorized Company Preferred Stock, of which (A) 17,650,000 shares are designated Series One Preferred Stock, 14,308,099 shares of which are issued and outstanding (all such issued and outstanding shares of Company Preferred Stock are Series One Preferred Stock) and (B) 16,000,000 shares are designated Series Two Preferred Stock, no shares of which are issued and outstanding. The Company Capital Stock is held of record by the persons, with the addresses, in the amounts, with the stock certificate numbers and was issued on the dates set forth in Section 2.2(a) of the Company

Disclosure Letter. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound which have not been complied with or waived by the holders of such rights.

          (b) As of the date of this Agreement, the Company has reserved (i) 14,254,339 shares of Company Capital Stock for issuance to employees and consultants pursuant to the Company’s 1996 Stock Option Plan (the “1996 Plan”), of which 6,734,654 shares are subject to outstanding, unexercised options and 7,377,111 shares remain available for future grant, and (ii) 850,000 shares of Company Capital Stock for issuance to employees and consultants pursuant to the Company’s 1988 Incentive Stock Plan (the “1988 Plan” and together with the 1996 Plan, the “Option Plans”), of which 105,500 shares are subject to outstanding, unexercised options and no shares remain available for future grant. Section 2.2(b)(i) of the Company Disclosure Letter sets forth for each outstanding Company Option, Company Warrant and Company Convertible Note, the name of the holder of such option, warrant or note, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise or conversion of such option, warrant or note, the exercise or conversion price of such option, warrant or note, the grant date and vesting commencement date for such option, warrant or note, the vesting schedule for such option, warrant or note, including the extent vested to date and whether the vesting of such option, warrant or note is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions), and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code and, to the extent known by the Company, the type of entity of such holder and any ultimate parent of such holder. The Company has reserved no shares of Company Capital Stock for issuance upon exercise of outstanding Company Options except those granted under the Option Plans. The Company has no outstanding shares of Company Restricted Stock. Except as set forth in Section 2.2(a) and Section 2.2(b) of the Company Disclosure Letter, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. At the Effective Time, Parent will be the record and sole beneficial owner of all Company Capital Stock and rights to acquire or receive such Company Capital Stock. Except as contemplated by this Agreement or as set forth in Section 2.2(b)(i) of the Company Disclosure Letter, there are no rights agreements, voting trusts, proxies or other similar agreement or understanding to which the Company is a party or by which it is bound or of which it has Knowledge with respect to any Company Capital Stock or Company Convertible Security. All securities of the Company have been issued or repurchased (in the case of securities that were outstanding and repurchased by the Company or any shareholder of the Company) in compliance with all applicable Law, including federal and state securities laws, and were issued, transferred and repurchased (in the case of securities that were outstanding and repurchased by the Company or any shareholder of the Company) in accordance with any right of first refusal or similar right or limitation. Except for (i) loans made to the Company by Parent, (ii) loans set forth in Section 2.2(b) of the Company Disclo sure Letter and (iii) reimbursement obligations for expenses incurred on behalf of the Company in accordance with the Company’s policies, the Company does not have any outstanding loans or indebtedness to any holder of Company Capital Stock or employee or director.

     2.3 Authority. Subject to the requisite approval and adoption of the Merger, this Agreement and the transactions contemplated hereby by the shareholders of the Company pursuant to the California Law and the Company’s Articles of Incorporation, the Company has all requisite corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby. The vote required of the Company Shareholders to approve and adopt the Merger, this Agreement and the transactions contemplated hereby (which approval and adoption shall constitute approval by the Company Shareholders of the Agreement of Merger which shall have the effect of waiving any provisions of the Articles of Incorporation of the Company that conflict in any way with or would be violated by the terms hereof or the transactions contemplated hereby) is at least (i) a majority of the outstanding shares of Company Common Stock and (ii) a majority of the outstanding shares of Series One Preferred Stock of the Company, including a majority of the outstanding shares of Series One Preferred Stock not held by Parent (the “Sufficient Shareholder Vote”). The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Shareholder approval. The Company’s board of directors has, by resolutions duly adopted by unanimous written consent and in compliance with Section 310 of the California Law and not subsequently rescinded or modified in any way duly (i) determined that the Merger, this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Company and its Shareholders and declared the Merger, this Agreement and the transactions contemplated hereby to be advisable, (ii) approved the Merger, this Agreement and the transactions contemplated hereby, (iii) recommended that the Shareholders of the Company approve and adopt the Merger, this Agreement and the transactions contemplated hereby, and (iv) directed that such matter be submitted to the Company’s Shareholders for approval and adoption in accordance with the terms of this Agreement. This Agreement and each of the Related Agreements to which the Company is a party has been or will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery of this Agreement by the Company does not, and, subject to the receipt of such Company Shareholder approval, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation or Bylaws of the Company, (ii) any mortgage, indenture, lease, material Contract or other material agreement or instrument to which the Company is a party or by which it is bound, or (iii) any Permit, Order or Law applicable to the Company or its properties or assets. No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party (so as not to trigger any Conflict under any material Contract) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger with the California Secretary of State, (ii) filings with the California Department of Corporations in connection with the California Permit, and (iii) the other consents, waivers, authorizations, filings, approvals and registrations which are set forth in Section 2.3 of the Company Disclosure Letter.

     2.4 Company Financial Statements; No Undisclosed Liabilities. The Company does not have any Liabilities, except Liabilities that: (i) are reflected in the unaudited balance sheet as of March 28, 2004 (the “Current Balance Sheet”) or (ii) have arisen since the date of the Current Balance Sheet in the Company’s Ordinary Course of Business and are not material either individually or in the aggregate.

     2.5 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any Law.

     2.6 Litigation. There is no action, suit, arbitration or Proceeding of any nature pending or, to the Company’s Knowledge, Threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. There is no investigation pending or, to the Company’s Knowledge, Threatened against the Company, its properties or any of its officers or directors in their respective capacities as such, by or before any Governmental Entity and the Company is not aware of any basis for the foregoing. Section 2.6 of the Company Disclosure Letter sets forth, with respect to any pending or, to the Knowledge of the Company, Threatened action, suit, Proceeding, arbitration or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. The Company has received no notice that any Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.7 Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain an accurate and complete description of all meetings or actions by written consent of directors (including committees thereof) and shareholders since the inception of the Company.

     2.8 Governmental Authorization. Each consent, license, permit, approval, grant or other authorization (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

     2.9 Section 280G.

     . No payment, compensation, acceleration, forgiveness of indebtedness, vesting or other benefit of any kind which will or may be made to any current or former employee, consultant or director of the Company or any of its Affiliates in connection with the Closing of the Merger (either alone or upon the occurrence of any additional or subsequent events) will be deemed to constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code.

     2.10 Spreadsheet. The information contained in the Spreadsheet shall be true, complete and correct as of the Closing Date.

     2.11 Information Statement. The information furnished on or in any document mailed, delivered or otherwise furnished to Company Shareholders by the Company in connection with the solicitation of their consent to approve and adopt of the Merger, this Agreement and the transactions contemplated hereby, including the Information Statement, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading; provided however, that the Company makes no representations or warranties regarding information furnished by or related to Parent.

     2.12 Representations and Materials Complete. None of the representations or warranties made by the Company in this Agreement (including the Company Disclosure Letter), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The Company has delivered to Parent or its counsel true and complete copies of each document that has been requested by Parent or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant, jointly and severally, to the Company that the following are true and correct as of the date hereof and shall be true and correct as of the Effective Time except where expressly stated to be true as of a specified date prior to the Effective Time, in which case it shall, as of the Effective Time, continue to be true and correct as of such specified date:

     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

     3.2 Authority. Each of Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each of the Related Agreements to which Parent and Merger Sub are parties has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. The execution and delivery of this Agreement by Parent and Merger Sub does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not constitute a Conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Articles of Incorporation or Bylaws of Merger Sub, (ii) any material mortgage, indenture, lease, Contract or instrument to which Parent or Merger Sub is a party, or (iii) any Permit, Order or Law applicable to Parent or Merger Sub or their respective properties or assets, except for any such Conflicts that would not, individually or in the aggregate, have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger with the California Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws; and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

     3.3 SEC Documents. As of their respective filing dates, all reports filed on or after March 9, 2004 by Parent with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively referred to as the “SEC Documents”), complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and presented fairly in all material respects the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring audit adjustments).

     3.4 Parent Stock. The Parent Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     3.5 Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value per share, one share of which is issued and outstanding and held by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

     3.6 Information Statement. The information furnished by Parent for inclusion or incorporation by reference in the Information Statement will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading; provided however, that Parent makes no representations or warranties regarding information furnished by or related to the Company.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the Ordinary Course of Business, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the Company’s Ordinary Course of Business, and any material event involving the Company. Without limiting the foregoing, during such period the Company shall (a) cause its chief executive officer to meet with the chief executive officer of Parent on a weekly basis, (b) cause its chief financial officer to meet with the chief financial officer of Parent on a bi-weekly basis, (c) meet with representatives of Parent on a quarterly basis for operations reviews, (d) cause its chief executive officer to make a presentation on a quarterly basis to Parent’s Board of Directors with respect to the Company’s business, (e) comply with Parent’s processes and procedures for forecasting and closing books for months or quarters, (f) participate in periodic account reviews and reconciliations with representative of Parent’s finance department and (g) participate in Parent’s financial statement audit and review process with Parent’s auditors.

ARTICLE V

ADDITIONAL AGREEMENTS

     5.1 Fairness Hearing; Shareholder Approval.

          (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare the necessary documents and Parent shall apply to obtain a permit (a “California Permit”) from the California Department of Corporations (after a hearing before the Commissioner of such Department) pursuant to Section 25121 of the California Corporate Securities Law of 1968, so that the issuance of Parent Common Stock in the Merger shall be exempt from registration under the Securities Act of 1933, as amended and the rules thereunder (the “Securities Act”), pursuant to Section 3(a)(10) thereof. The Company and Parent will respond to any comments from the California Department of Corporations and shall use their Commercially Reasonable Efforts to have the California Permit granted as soon as practicable after such filing.

          (b) The Company shall as promptly as practicable prepare an information statement and consent for the Company Shareholders (the “Information Statement”) to approve and adopt the Merger, this Agreement and the transactions contemplated hereby as provided by California Law and the Company’s Articles of Incorporation and Bylaws. As promptly as practicable after the California Permit has been granted, the Company shall use its Best Efforts to solicit and obtain the consent of all Company Shareholders (and, in any event, Company Shareholders representing the Sufficient Shareholder Vote) in favor of approval and adoption of the Merger, this Agreement and the transactions contemplated hereby (which approval and adoption shall constitute approval by the Company Shareholders of the Agreement of Merger which shall have the effect of waiving any provisions of the Articles of Incorporation of the Company that conflict in any way with or would be violated by the terms hereof or the transactions contemplated hereby). The Information Statement shall be subject to the review and approval of Parent and shall (i) include such disclosure materials as are necessary for the offer and issuance of the shares of Parent Common Stock to be received by the holders of Company Common Stock in connection with the Merger, (ii) include information regarding the terms of the Merger, this Agreement and the transactions contemplated hereby and the recommendation of the board of directors of the Company in favor of the approval and adoption of the Merger, this Agreement and the transactions contemplated hereby, and (iii) specify that the approval and adoption of the Merger, this Agreement and the transactions contemplated hereby shall constitute approval by the Company Shareholders of the Agreement of Merger shall have the effect of waiving any provisions of the Articles of Incorporation of the Company that conflict in any way with or would be violated by the terms hereof or the transactions contemplated hereby. Each of Parent and the Company shall use its Commercially Reasonable Efforts to cause the Information Statement to comply with applicable federal and state securities laws. The Company agrees to provide promptly to Parent such information concerning its business and financial statements and affairs as, in the reasonable judgment of Parent or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with Parent’s counsel and auditors in connection with preparation of the Information Statement. The Company will promptly advise Parent in writing if at any time prior to the Effective Time either Parent or the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law.

          (c) The Company will cause the Information Statement to be mailed to the Company Shareholders at the earliest practicable time after the California Permit is issued (but in no event longer than two (2) business days after the issuance of the California Permit). As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file any other filings required to be filed by it under the Securities Act, or any other federal, foreign, state or “blue sky” or related Laws relating to the Merger, this Agreement and the transactions contemplated by this Agreement (the “Other Filings”). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the California Department of Corporations (or its staff) or from any other government officials and of any request by the California Department of Corporations (or its staff) or any other government officials for amendments or supplements to the Information Statement or any Other Filing or for additional information and the Company will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the California Department of Corporations (or its staff) or any other government officials, on the other hand, with respect to the Information Statement, the Merger or any Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the California Department of Corporations or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder.

          (d) Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement or any Other Filing, the Company and Parent will cooperate in delivering, as appropriate, to the Company Shareholders or the California Department of Corporations, its staff or any other government officials, such amendment or supplement.

          (e) Upon receipt of the California Permit, the Company shall, as promptly as possible, but not later than two (2) business days after the effectiveness of the California Permit, submit the Merger, this Agreement and the transactions contemplated hereby to the Company Shareholders for approval and adoption as provided by California Law and its Articles of Incorporation and Bylaws. Notwithstanding anything to the contrary contained in this Agreement, the Company shall re-solicit or re-confirm consents already received to the extent necessary to ensure that any necessary supplement or amendment to the Information Statement is provided to the Company Shareholders in advance of a vote on the Merger, this Agreement and the transactions contemplated hereby.

          (f) The members of board of directors of the Company (including all directors who are not officers of Parent) shall unanimously recommend that the Company Shareholders approve and adopt the Merger, this Agreement and the transactions contemplated hereby (which approval and adoption shall constitute approval by the Company Shareholders of the Agreement of Merger which shall have the effect of waiving any provisions of the Articles of Incorporation of the Company that conflict in any way with or would be violated by the terms hereof or the transactions contemplated hereby).

          (g) The parties hereto acknowledge and agree that no party has made any representation concerning, and each party shall rely on its own counsel (and not upon the other parties or their legal counsel) with respect to, the resale of shares issued in the Merger or the tax treatment of the consideration received or payable by the parties in this transaction.

     5.2 Stock Certificate Legends. All certificates representing Parent Common Stock deliverable to any Company Shareholder pursuant to this Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split stock dividend, recapitalization, or similar event) shall bear any legends as are required pursuant to any federal, state, local or foreign law governing such securities, including Rule 145 under the Securities Act; provided that no legend will be required with respect to Rule 145 under the Securities Act for Parent Common Stock issued to Persons who are not affiliates (as defined in the Securities Act) of the Company, Parent or Merger Sub at the time this Agreement and the transactions contemplated hereby are submitted to the Company Shareholders for approval.

     5.3 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, Contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable Law) as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger contained in this Agreement.

     5.4 Confidentiality. Each of the parties hereto hereby agrees to keep the information obtained in any investigation pursuant to Section 5.3 or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby confidential; provided, however, that the foregoing shall not apply to any information or knowledge which (a) is generally known to the public and did not become so known through any violation of law, (b) became known to the public through no fault of such party, (c) is later lawfully acquired by such party without confidentiality restrictions from other sources, (d) is required to be disclosed by order of court or government agency with subpoena powers (provided that such party shall have provided the other party with prior notice of such order and an opportunity to object or take other available action), (e) which is disclosed in the course of any litigation between any of the parties hereto or (f) is required to be disclosed pursuant to Parent’s obligation to comply with applicable securities laws. In this regard, the Company acknowledges that Parent’s common stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws.

     5.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall, subject to Section 1.6 hereof, be the obligation of the respective party incurring such fees and expenses.

     5.6 Public Disclosure. Unless otherwise required by Law (including federal and state securities laws) or, as to Parent, by the rules and regulations of the New York Stock Exchange, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter or existence of this

Agreement shall be made by any party hereto unless approved by Parent prior to release, provided that such approval shall not be unreasonably withheld.

     5.7 Consents; Notices. The Company shall obtain, and with respect to Contracts identified on Schedule 6.3(k) shall use Commercially Reasonable Efforts to obtain, all consents, waivers and approvals required to be obtained by it, and provide any notices required to be provided by it, for the consummation of the Merger, including all consents, waivers, approvals and notices under any of the Contracts identified on Schedule 6.3(k) or with any Governmental Entity as may be required in connection with the Merger (all of such consents, waivers, approvals and notices are set forth on the Company Disclosure Letter) so as to preserve all rights of and benefits to the Company thereunder.

     5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its Commercially Reasonable Efforts to ensure that its representations and warranties remain true and correct prior to and as of the Effective Time, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to provide all necessary notices, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which has caused or is likely to cause any representation or warranty of the Company contained in this Agreement or any document contemplated by this Agreement to be untrue or inaccurate at or prior to the Effective Time and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or thereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to Parent. No disclosure by the Company pursuant to this Section 5.9 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

     5.10 Employee Matters. Each person who shall continue as an employee of the Company after the Effective Time shall, after the Effective Time, be an at-will employee of Parent or Surviving Corporation to the extent permitted by applicable Law (a “Continuing Employee”). Each Continuing Employee shall be eligible for benefits that are substantially similar in the aggregate as provided to a similarly situated employees of Parent and its subsidiaries; provided however, that the Company’s paid time off and sabbatical policies shall continue in effect with respect to the Company’s employees after the Effective Time and the Company may continue to offer its employees in the Philippines the same benefits that they are currently receiving. Except with respect to paid time off benefits which will be pursuant to the Company’s policy rather than Parent’s policy, each Continuing Employee shall be given credit, for the purpose of eligibility and vesting for his or her length of service with the Company credited under comparable Company benefit plans prior to the Effective Time, to the extent permitted by Parent’s benefit programs and consistent with Parent’s employee benefit plans. No Continuing Employee, or any of his or her eligible dependents, who, at the

Effective Time, are participating in a Company group health plan shall be excluded from Parent’s group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation to the extent permitted by Parent’s employee benefit plans and the insurance carrier or provider. No Continuing Employee shall be entitled to any severance or change of control benefits by reason of the consummation of the transaction contemplated by this Agreement.

     5.11 NYSE. Parent agrees to authorize for listing on the New York Stock Exchange the shares of Parent Common Stock issuable in exchange for Company Common Stock in accordance with the terms of this Agreement, upon official notice of issuance.

     5.12 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.13 Company Options; Company Warrants; Conversion of Company Convertible Notes.

          (a) No outstanding Company Options (whether vested or unvested) shall be assumed by Parent as a result of the Merger, and at the Effective Time, each Company Option will by virtue of the Merger and in accordance with the Company Employee Plan under which it was issued, be substituted with an option to purchase class A common shares of the Surviving Corporation subject to similar terms and conditions.

          (b) At least one week prior to the Closing, the Company shall use Commercially Reasonable Efforts to enter into agreements with the holders of each Company Warrant providing for the exercise or cancellation of such Company Warrant prior to, or contingent upon, the Closing.

          (c) At least one week prior to the Closing, the Company shall use Commercially Reasonable Efforts to enter into agreements with each holder of each Convertible Note providing for the conversion of such Convertible Note prior to, or contingent upon, the Closing or the repayment in full of such Convertible Note at Closing.

          (d) Each warrant to purchase Company Capital Stock held by Parent will remain a warrant to purchase shares of the Surviving Corporation.

          (e) Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall use Commercially Reasonable Efforts to take all action necessary to effect the transactions anticipated by clauses (a) through (c) of this Section 5.13 under all Company Option agreements, all Company Warrant agreements, Company Convertible Notes and any other plan or arrangement of the Company (whether written or oral, formal or informal).

     5.14 Termination of Company Employee Plans. Except to the extent otherwise specified in Section 5.10 with respect to any Company Employee Plan, effective no later than the day immediately preceding the Effective Time, the Company and its Affiliates, as applicable, shall each terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to the Company no later than three (3) business days prior to the Effective Time, the Company shall provide Parent with evidence that such Company Employee Plan(s), if any, have been terminated (effective no later than the day immediately preceding the Effective Time) pursuant to resolutions of the

Company’s board of directors. The form and substance of such resolutions shall be subject to prior review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

     In the event that the distribution or rollover of assets from the trust of the 401(k) plan that is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent at least fifteen (15) days prior to the Effective Time.

     5.15 Spreadsheet. The Company shall deliver a spreadsheet (the “Spreadsheet”), which spreadsheet shall be certified as complete and correct by the chief executive officer and chief financial officer of the Company as of the Closing and which shall separately list, as of the Closing, (a) all Company Shareholders and their respective addresses and taxpayer identification numbers (if any), the number of shares of Company Capital Stock held by such Company Shareholder (including whether such shares are Company Common Stock or Series One Preferred Stock, the respective certificate numbers, and whether such shares constitute Company Restricted Stock (including, for each certificate, the number of shares that are vested as of the Closing) or are subject to Stock Restriction Agreements), the date of acquisition of such shares, and such other information relevant thereto or which Parent or the Exchange Agent may reasonably request, and (b) all holders of Company Options, Company Warrants and Company Convertible Notes and their respective addresses, the number of shares of Company Capital Stock underlying each such Company Option, Company Warrant or Company Convertible Stock, the grant or issue dates of such Company Options, Company Warrants and Company Convertible Stock and the vesting arrangement with respect to such Company Options and Company Warrants and such other information relevant thereto or which Parent may reasonably request. The Company shall deliver the Spreadsheet to Parent three (3) business days prior to the Closing Date.

     5.16 Treatment as a Reorganization. Each of the parties hereto will use all reasonable efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code. Parent shall deliver officer’s certificates containing customary representations as requested by counsel for purposes of rendering the opinion described in Section 6.1(e) with respect to the Merger (the “Parent Tax Certificate”) executed as of the Closing Date. The Company shall deliver an officer’s certificate containing customary representations as requested by counsel for purposes of rendering the opinion described in Sections 6.1(e) with respect to the Merger (the “Company Tax Certificate”) executed as of the Closing Date. The parties hereto shall timely satisfy or cause to be satisfied all applicable tax reporting and filing requirements with respect to the transactions contemplated hereby.

     5.17 No Liability for New Employees. The parties hereto agree that neither Parent nor Merger Sub shall have any liability for any employees hired by the Company after the date hereof in the event the Merger is not consummated.

ARTICLE VI

CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Shareholder Approval. The Merger, this Agreement and the transactions contemplated hereby shall have been approved and adopted by the shareholders of the Company by the Sufficient Shareholder Vote in accordance with California Law and the Company’s Articles of Incorporation and Bylaws.

          (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing or delaying or rendering illegal the consummation of the Merger or any of the transactions contemplated hereby shall be in effect.

          (d) California Permit. The California Commissioner of Corporations shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued a California Permit.

          (e) Parent Counsel Tax Opinion. Parent will have received a written opinion from Wilson Sonsini Goodrich & Rosati, P.C. dated as of the Effective Time, in form and substance reasonably satisfactory to Parent, to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Wilson Sonsini Goodrich & Rosati, P.C. will require and be entitled to rely on the representations and covenants of Parent and the Company, including the Parent Tax Certificate and the Company Tax Certificate.

          (f) Resolution with Distributor. The Company shall have entered into a resolution, satisfactory to Parent and Company, with Sekisui Jushi Corporation (“Sekisui”) with respect to the distribution rights of Sekisui in Japan and Asia of the Company’s photovoltaic cells and modules (it being understood that the inclusion of this condition shall not in itself create, terminate, modify or otherwise affect any rights or obligations of the Company to Sekisui unless such a resolution is reached).

     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement and all other documents delivered pursuant hereto to which they are parties shall have been true and correct when made and true and correct on and as of the Closing Date except for representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date). The Company shall have received a certificate with respect to each of the foregoing signed on behalf of Parent by a duly authorized officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and all other documents delivered pursuant hereto to which it is a party shall have been true and correct when made and true and correct on and as of the Closing Date except for representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and the Spreadsheet shall be true, correct and complete on and as of the Closing Date. Parent shall have received a certificate with respect to each of the foregoing signed on behalf of the Company by the chief executive officer and chief financial officer of the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the chief executive officer and chief financial officer of the Company.

          (c) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in the form attached hereto as Exhibit C.

          (d) Appraisal Rights. Company Shareholders holding 100% of the Company Capital Stock entitled to vote on this Agreement, the Merger and the transactions contemplated hereby shall have either (i) approved and adopted this Agreement, the Merger and the transactions contemplated hereby or (ii) not have exercised or have any continued right to exercise appraisal rights under California Law with respect to the Merger.

          (e) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any circumstance, event or occurrence that, individually, or in the aggregate, has resulted, or is reasonably likely to result, in a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the chief executive officer and chief financial officer of the Company.

          (f) Secretary’s Certificate. The Company shall have delivered to Parent a copy of (i) the text of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, (ii) the resolutions adopted by the shareholders of the Company approving and adopting the Merger, this Agreement and the transactions contemplated hereby and (iii) the Articles of Incorporation and

Bylaws of the Company, along with a certificate executed on behalf of the Company by its corporate secretary certifying to Parent that (x) such copies are true, correct and complete copies of such resolutions, Articles of Incorporation and Bylaws, respectively, and that such resolutions, Articles of Incorporation and Bylaws were duly adopted and have not been amended or rescinded, (y) that the Company Shareholders constituting the Sufficient Shareholder Vote have approved and adopted the Merger, this Agreement and the transactions contemplated hereby and (z) the conditions set forth in Section 6.3(d) have been satisfied.

          (g) Resignations. Robert Lorenzini shall have entered a written resignation from his positions as an officer of the Company effective as of the Effective Time, and Parent shall have received a copy of such written resignation. All of the directors of the Company, other than those specified in Section 1.5 hereof, shall have entered a written resignation from his position as a director of the Company effective as of the Effective Time, and Parent shall have received a copy of such written resignation.

          (h) Spreadsheet. The Company shall have delivered at least three (3) business days prior to the Closing Date to Parent and the Exchange Agent the Spreadsheet, which shall have been certified as true, correct and complete by the chief executive officer and chief financial officer of the Company.

          (i) Preferred Stock. All holders of Company Preferred Stock other than Parent and T.J. Rodgers shall have converted their shares of Company Preferred Stock to Company Common Stock prior to the Merger.

          (j) Governmental Approval. Approvals from any court, administrative agency, commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (if any) deemed appropriate or necessary by Parent shall have been timely obtained.

          (k) Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 6.3(k) to this Agreement as are required thereunder in connection with the Merger, as determined by Parent, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

          (l) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or Threatened, against the Company, its properties or any of its officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or the Related Agreements.

          (m) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of California which is dated within three (3) days prior to Closing with respect to the Company.

          (n) Certificate of Status of Foreign Corporation; Tax Clearance Certificate. Parent shall have received a Certificate of Status of Foreign Corporation with respect to the Company issued by the Secretary of State of, or from the applicable Governmental Entity in, each jurisdiction where it is qualified to do business and a tax clearance certificate from the California Franchise Tax Board with respect to Merger Sub, each of which is dated within a reasonable period prior to the Closing.

          (o) Option Agreement Substitution. The Company and each of its employees shall have executed substitute option agreements under the Option Plans in form and substance reasonably satisfactory to Parent, which substitute option agreements shall provide for a grant of an option under the applicable Option Plan in accordance with the terms of Section 5.13.

          (p) Conversion or Repayment of Company Convertible Notes. The Company Convertible Notes shall have been either (i) converted by the holder(s) thereof in full or (ii) to the extent not converted in full, will be repaid at the Effective Time either pursuant to their own terms or pursuant to an agreement with the holder(s) thereof, and the Company shall have delivered to Parent written evidence of such conversion or agreement to repayment.

          (q) Exercise or Termination of Company Warrants. The Company shall have delivered timely notice to the holders of the Company Warrants outstanding prior to the Effective Date of the Merger, and all such Company Warrants shall have been either (i) exercised by the holder(s) thereof in full or (ii) to the extent not exercised in full, terminated or cancelled upon or immediately prior to the Effective Time either pursuant to their own terms, if applicable, or pursuant to an agreement with the holder(s) thereof, and the Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. Except as provided in Section 7.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) by mutual consent of the Company and Parent;

          (b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on August 31, 2004 (the “End Date”); provided that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been a cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) there shall be a final nonappealable Order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

          (c) by Parent if there shall be any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of all or any portion of the business or assets of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

          (d) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which breach has a Material Adverse Effect on the Company, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company within thirty (30) days through the exercise of its Commercially Reasonable Efforts, then for so long as the Company continues to exercise such Commercially Reasonable Efforts, Parent may not terminate this Agreement under this Section 7.1(d) unless such breach is not cured within thirty (30) days (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement);

          (e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement which breach has a material adverse effect on Parent’s ability to issue the shares of Parent Common Stock due to the Company Shareholders pursuant to the terms of this Agreement or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent within thirty (30) days through the exercise of its Commercially Reasonable Efforts, then for so long as Parent continues to exercise such Commercially Reasonable Efforts, the Company may not terminate this Agreement under this Section 8.1(e) unless such breach is not cured within thirty (30) days (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement);

          (f) by Parent if the board of directors of the Company or any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the board of directors of the Company that the Company Shareholders approve and adopt the Merger, this Agreement and the transactions contemplated hereby. For purposes of this Agreement, said recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous other than as a result of a change in position of a director who is also an officer of Parent.

     Where action is taken to terminate this Agreement pursuant to this Section 7.1, it shall be sufficient for such action to be authorized by the board of directors (as applicable) of the party taking such action.

     7.2 Effect of Termination. If this Agreement is terminated as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or shareholders, provided that the provisions of Sections 5.4, 5.5 and 5.6 and Articles VII and VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     7.3 Amendment. Except as is otherwise required by applicable Law after the shareholders of the Company approve and adopt this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

     8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)      if to Parent or Merger Sub, to:

Cypress Semiconductor Corporation
3901 North First Street
San Jose, CA 95134
Attention: Emmanuel Hernandez
Telephone No.: (408) 943-2754
Facsimile No.: (408) 943-4730

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: John A. Fore
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

     (b)      if to the Company, to:

SunPower Corporation
430 Indio Way
Sunnyvale, CA 94085
Attention: Tom Werner
Telephone No.: (408) 991-0900
Facsimile No.: (408) 739-7713

with a copy to:

Pillsbury Winthrop LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: Stephen M. Wurzburg
Telephone No.: (650) 233-4500
Facsimile No.: (650) 233-4545

     8.2 Interpretation.

          (a) As used herein:

               (i) “Affiliate” means any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

               (ii) the term “Best Efforts” means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, and the term “Commercially Reasonable Efforts” means Best Efforts, provided, however, that the person subject to the obligation to take such efforts is not required to take actions that would result in a materially adverse change in the benefits to such person of this Agreement and the transactions contemplated hereby.

               (iii) “Company Employee Plan” means any plan, program, policy, practice, or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, and with respect to which the Company or any Affiliate has or may have any liability or obligation;

               (iv) the term “Contract” means any agreement, contract, license, obligation, commitment, promise, understanding or undertaking (whether written or oral and whether express or implied) that is legally binding.

               (v) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

               (vi) the terms “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”

               (vii) an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

                    (1) such individual is actually aware of such fact or other matter; or

                    (2) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

     An entity will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such entity (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter or a prudent individual in the capacity of such individual could be expected to discover or otherwise become aware of such fact or other matter in the course of performing that individual’s duties or making inquiry of that individual’s direct reports concerning the existence of such fact or other matter.

               (viii) the term “Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative statute, regulation, order, rule, ordinance, constitution, principle of common law or treaty.

               (ix) the term “Liability” or “Liabilities” means any liability, indebtedness, obligation, fee, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other of a nature whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles.

               (x) the term “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), prospects, condition (financial or otherwise), or results of operations of the specified entity and its subsidiaries, taken as a whole.

               (xi) the term “Order” means any award, decision, injunction, judgment, order, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator.

               (xii) the term “Ordinary Course of Business” refers, with respect to the entity in question, to actions that:

                    (1) are taken in the ordinary course of the normal day-to-day operations of the entity;

                    (2) are consistent with past operations and past practices;

                    (3) except for such approvals obtained prior to the date of this Agreement, do not require authorization by the board of directors of such entity; and

                    (4) are similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any group or persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other entities that are in the same line of business as the entity in question.

     Notwithstanding the foregoing, actions taken by the Company that are consistent with the business plan of the Company presented to the Board of Directors of Parent on January 15, 2004 shall be deemed to be within the Ordinary Course of Business.

               (xiii) the term “Permit” includes any permit, approval, clearance, consent, concession, franchise or license.

               (xiv) the term “Proceeding” means any action, claim, dispute, arbitration, audit, hearing, investigation, litigation, suit, writ (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or arbitrator.

               (xv) the term “Related Agreements” means the Agreement of Merger and all other agreements and certificates entered into by the Company and/or its employees or shareholders in connection with the transactions contemplated herein.

               (xvi) the term “Tax” or collectively “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, whether imposed directly or through withholding, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (xvii) the term “Threatened” means, with respect to any Proceeding or other matter, the fact that any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or that any other event has occurred or any other circumstances exist, that would lead a prudent person to conclude that such a Proceeding or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

          (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.4 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto, the Company Disclosure Letter, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of Law or otherwise except as otherwise specifically provided, except that following the Effective Time Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

     8.5 Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.7 Governing Law; Jurisdiction, Venue and Process. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any state or federal court within the State of California in connection with any matter based upon or arising out of this Agreement or the matters or agreements contemplated herein, and each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, such venue and such process.

     8.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

SUNPOWER CORPORATION	CYPRESS SEMICONDUCTOR CORPORATION

By:	By:

Name:	Name:

Title:	Title:

SP ACQUISITION CORPORATION

By:

Name:

Title:

***AGREEMENT AND PLAN OF REORGANIZATION***

SCHEDULE 6.3(k)

Consents

None.

EXHIBIT A

Agreement of Merger

EXHIBIT B

Amended and Restated Articles of Incorporation
of the Surviving Corporation

EXHIBIT C

Legal Opinion of Counsel to the Company